Exhibit 99

Wednesday 28 July 2010

Carphone Warehouse Group plc

Interim Management Statement for Q1 2010-11

Good Start to the Year

•                  Carphone Warehouse Europe LFL revenue up 3.7% at constant currency

•                  Best Buy Mobile US connections up 29.7% to 1.43m

•                  Big Box successfully launched with excellent customer response

•                  Virgin Mobile revenue in-line at €93m

•                  Re-iterating financial guidance for the full year

Note: Summary financials for 2009-10 now on our website www.cpwplc.com

Roger Taylor, CEO, said:

“We’ve had a good start to the year, meeting our expectations and enabling us to reiterate the full-year guidance we gave in our April strategy update.

“Our vision of the Connected World strikes a strong chord with customers. They want the powerful communication and connectivity devices that are increasingly available, and value our people’s ability to set them up so that they can “walk out working”.  This theme, coupled with impartial advice, best value promise and informed service runs across all of the Best Buy Europe businesses and is helping to drive their growth and customer loyalty.

“In our Carphone stores across Europe, we are benefiting from the increasing penetration and usage of smartphones and the cascading of smart features into phones at all price points. In the US, Best Buy Mobile is continuing its rapid growth, and we remain confident about its strong long-term prospects. While Best Buy Mobile has out-performed against expectations in Q1 we are holding our existing financial guidance given the more material quarters still ahead of us. Virgin Mobile in France is delivering on the promise of its Tele2 acquisition, with the integration well advanced and the business delivering good profit and cash flow. Finally we are delighted with the launch of the first three Big Box Best Buy stores in the UK - the customer response is excellent.”

Best Buy Europe

Best Buy Europe is a joint venture, 50% owned by Carphone Warehouse Group plc and 50% owned by Best Buy Inc, consisting of Carphone Warehouse Europe, Best Buy Mobile US profit sharing agreement and the newly launched Big Box stores in the UK branded Best Buy.

Carphone Warehouse Europe

The smartphone market continues to grow presenting Carphone Warehouse Europe with exciting opportunities to utilise its expertise in explaining complex technologies to customers. Like-for-like revenue was up 3.7% in the first quarter, driven largely by sales of smartphones. Connections were down as anticipated by 1.1%, due to a reduction in sales of lower value pre-pay phones.

Gross margins were robust and we expect further improvement year-on-year, in-line with guidance.

The “Wireless World” store format continues to perform well, bringing customers the latest and best products and services that the Connected World has to offer. We remain on course to reach our target of 100 “Wireless World” stores by March 2011 and we are looking to take the best features from the new store format and incorporate them across our remaining estate.

Carphone Warehouse Europe’s programme to export the most successful initiatives from the UK retail business to other European territories is well underway.  A standard performance measurement structure is now in place across all markets, and together with strengthened central teams we are making good progress in areas such as commercial terms, customer segmentation and operational efficiency.

Best Buy Mobile US

In the US, Best Buy Mobile delivered another impressive quarter with connections growth of 29.7% (total connections 1.43m).

As well as the 1,086 stores within a Best Buy store, Best Buy Mobile now has 90 stand-alone stores and is well on track to reach between 150 and 175 stores by the end of the financial year (as previously communicated).

Best Buy UK (“Big Box”)

The first three Best Buy branded stores in Thurrock, Hedge End and Merry Hill all enjoyed a very successful launch.

Most importantly customer response is extremely positive. The quality of our people is something we are particularly proud of, and the vast majority of customers rated our colleagues in the store they visited as excellent.

Best Buy UK will open a further three stores later in the year, together with its nationwide on-line platform. We will give guidance on its 2011 opening programme in due course.

Virgin Mobile France

Revenue at Virgin Mobile France, in which we have a 47.5% stake, is in-line with expectations at €93m for the quarter. Virgin Mobile’s customer base declined by 20,000 in the quarter, but with much of the Tele2 integration now complete, the business is focussed on driving sales in the second half.

Earnings and cashflow are ahead of plan and we therefore remain confident of meeting full year guidance.

Outlook

We have made a good start to the financial year and despite our continued caution on the economic environment we remain confident of achieving the full year guidance that we set out in April.

Conference call

There will be a conference call for investors and analysts at 9.00 am this morning.   The dial-in number is +44 20 7138 0827, with an alternative Freephone number — 1 866 850 2201 - for US callers, passcode 6319462.  The call will also be broadcast on our website, www.cpwplc.com.  A replay will be available for seven days, for which the dial-in number is +44 20 7111 1244, or 1 866 932 5017 for US callers, and the passcode is 6319462#.

Next announcement

The Group will publish its Q2 trading and Interim Results on 5 November 2010.

For further information

For analyst and institutional enquiries

Nigel Langstaff, CFO	07802 210 248

Kate Ferry, IR Director	07748 933 206

For media enquiries

Shane Conway, Corporate PR Manager	07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)	07973 611 888

020 7638 9571

Further operating and financial information

Best Buy Europe (100% basis)

	13 weeks to 3 July 2010
	2010	2009	% change
Revenue
Total (£m)	794	773	2.7%
LFL (constant currency)			3.7%

Connections (000s)
CPW Europe	2,685	2,715	(1.1)%
Best Buy Mobile US	1,427	1,100	29.7%

	At 3 July 2010
	2010	2009	% change
Store numbers
CPW Europe
Own Stores	2,223	2,232	(0.4)%
Franchises	213	218	(2.3)%
Total Stores	2,436	2,450	(0.6)%
Best Buy Mobile US
SWAS	1,086	1,036	4.8%
SAS	90	40	125.0%
Total Stores	1,176	1,076	9.3%

Virgin Mobile France (100% basis)

	3 months to 30 June 2010
	2010	2009 *	% change
Revenue (€m)	93	46	101.4%

	At 30 June 2010
	2010	2009 *	% change
Customer base (000s)	1,695	1,145	48.1%

* 2009 excludes Tele2 customer base

** Revenue excludes contributions towards subscriber acquisition costs from network operators and customers to simplify presentation